EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Chemung Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (File No. 33-104663) of Chemung Financial Corporation relating to the Chemung Canal Trust Company Profit Sharing, Savings, and Investment Plan, of our report dated March 12, 2007, relating to the consolidated balance sheet of Chemung Financial Corporation and subsidiaries as of December 31, 2006, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the year then ended and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Chemung Financial Corporation.

/s/ Crowe Chizek and Company LLC
Livingston, New Jersey

March 15, 2007